Exhibit 99.1

Alumina Limited Contacts:

Investor: Chris Thiris, Chief Financial

Officer: +61 3 8699 2607

Media (Australia): Nerida Mossop: 0437

361 433; Hinton: +61 3 9600 1979

Media (U.S.): Robert Rendine, Sard

Verbinnen & Co: (212) 687 8080

Alcoa Contacts:

Investor: Matt Garth: +1-212-836-2674;

Matt.Garth@alcoa.com

Media (U.S.): Monica Orbe: +1-212-836-

2632; Monica.Orbe@alcoa.com

Media (Australia): Lisa Keenan,

Nightingale: +61 409 150 771

ALCOA INC. AND ALUMINA LIMITED ANNOUNCE

AMENDMENTS TO AWAC JOINT VENTURE

Changes to AWAC JV to enhance value for Alcoa’s and Alumina’s shareholders

Parties agree to terminate litigation related to Alcoa’s separation

New York, NY September 1, 2016 and Melbourne, Australia, September 2, 2016 – Alcoa Inc. (NYSE:AA) (“Alcoa”) and Alumina Limited (ASX:AWC) (“Alumina”) today announced that they have agreed to make certain changes to the Alcoa World Alumina and Chemicals (“AWAC”) joint venture that will enhance value for Alcoa, Alumina, and their respective shareholders. In conjunction with these amendments, the parties have agreed to terminate their litigation in the Delaware Court of Chancery relating to Alcoa’s pending separation into two independent, publicly traded companies. Alcoa Inc. remains on track to complete its separation in the second half of 2016.

In general, the changes to the joint venture agreements are intended to align more closely the partners’ interests in AWAC, while establishing greater strategic flexibility and autonomy for both partners.

Effective upon the completion of Alcoa’s separation, certain changes will be made to the governance and financial policies of the joint venture, intended to enhance the cooperation between the shareholders. These changes will promote faster decision-making, joint input on significant decisions, improved information sharing and a more streamlined process for resolving disputes. The changes will also simplify AWAC’s dividend and cash management policies and require that AWAC raise a limited amount of debt to fund future mutually agreed growth projects.

In the event of a change of control of either partner in the future, opportunities for the AWAC partners to engage in expansion and development projects would increase, with each partner having the right to proceed unilaterally with an expansion or development project inside the joint venture if the other partner chooses not to participate. A partner that avails itself of such an opportunity would pay for the costs related to the project, including for AWAC resources and shared facilities used, and be entitled to that project’s resulting off-take. In addition, upon a change of control, the exclusivity and non-compete restrictions under the current joint venture agreements would terminate, and be replaced by rights of first offer on expansions and other development projects that either party may choose to undertake outside of the joint venture.

If a change of control of Alumina were to occur in the future, off-take rights for alumina and bauxite would be triggered. For example, if an industrial acquirer became the new partner in AWAC it would be entitled to buy alumina and bauxite at market prices for that partner’s internal consumption. In addition, that future partner would also be entitled to buy 1 million tons of alumina at market prices for resale into the market. This could have the effect of establishing a strategic joint venture partner and long-term customer for AWAC.

“We believe these changes create a true win-win situation and will enhance value for our AWAC joint venture, the future Alcoa Corporation, and its shareholders,” said Roy Harvey, President of Alcoa’s Global Primary Products and future CEO of Alcoa Corporation. “We are strengthening our partnership agreement and more closely aligning the partners’ interests. We are also establishing a broader set of value-creating options for AWAC by providing its owners with greater strategic flexibility. Among other benefits, this opens the door for an industrial partner to enter the joint venture, and like Alcoa, to become a long term customer for bauxite and alumina. Alcoa looks forward to completing our separation, launching two strong companies later this year, and to working closely with Alumina to realize the full potential of the AWAC partnership.”

Alumina’s Chief Executive Officer, Peter Wasow, said, “We have refreshed the joint venture agreements to reflect the new realities of our industry and Alcoa and Alumina’s individual circumstances. These agreements strengthen the AWAC joint venture for Alcoa and Alumina, giving the companies greater control over their investments and future strategic options. We have enjoyed a successful relationship with Alcoa for over 50 years and look forward to working together in this next phase.”

About AWAC

AWAC consists of a number of affiliated operating entities that own, operate or have an interest in bauxite mines, alumina refineries and aluminum smelters. Following the completion of Alcoa Inc’s separation which is scheduled to occur in the second half of 2016, Alcoa’s 60 percent interest in AWAC will be held by Alcoa Corporation, and the remaining 40 percent will continue to be held by Alumina Limited.

About Alcoa

A global leader in lightweight metals technology, engineering and manufacturing, Alcoa innovates multi-material solutions that advance our world. Our technologies enhance transportation, from automotive and commercial transport to air and space travel, and improve industrial and consumer electronics products. We enable smart buildings, sustainable food and beverage packaging, high performance defense vehicles across air, land and sea, deeper oil and gas drilling and more efficient power generation. We pioneered the aluminum industry over 125 years ago, and today, our approximately 58,000 people in 30 countries deliver value-add products made of titanium, nickel and aluminum, and produce best-in-class bauxite, alumina and primary aluminum products. For more information, visit www.alcoa.com, follow @Alcoa on Twitter at www.twitter.com/Alcoa and follow us on Facebook at www.facebook.com/Alcoa.

About Alumina

Alumina is a leading Australian resource company listed on the Australian Stock Exchange and the US Over-the-Counter market with a specific focus on bauxite and alumina, the feedstock for aluminium smelting. It owns 40% of the world’s largest bauxite and alumina business, AWAC the recognised industry leader. Its partner in AWAC is Alcoa, who owns the remaining 60% and manages the day-to-day operations. The AWAC joint venture was formed in 1994 and the partnership with Alcoa dates back to 1961. For more information, visit www.aluminalimited.com

Dissemination of Company Information

Alcoa intends to make future announcements regarding Company developments and financial performance through its website at www.alcoa.com.

Forward-Looking Statements

This communication contains statements that relate to future events and expectations and as such constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those containing such words as “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “intends,” “may,” “outlook,” “plans,” “projects,” “seeks,” “sees,” “should,” “targets,” “will,” “would,” or other words of similar meaning. All statements that reflect Alcoa’s expectations, assumptions or projections about the future, other than statements of historical fact, are forward-looking statements, including, without limitation, statements regarding the separation transaction. Forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and changes in circumstances that are difficult to predict. Although Alcoa believes that the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that these expectations will be attained and it is possible that actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties. Such risks and uncertainties include, but are not limited to: (a) uncertainties as to the timing of the separation and whether it will be completed; (b) the possibility that various closing conditions for the separation may not be satisfied; (c) the outcome of contingencies, including legal proceedings; and (d) the other risk factors discussed in Alcoa’s Form 10-K for the year ended December 31, 2015, and other reports filed with the SEC. Alcoa disclaims any obligation to update publicly any forward-looking statements, whether in response to new information, future events or otherwise, except as required by applicable law.

Summary of Agreements

Effective as on completion of Alcoa’s separation transaction, the key terms of the Agreements will be amended as follows:

•	Future alumina off-take rights. If at any time in the future there is a change of control of Alumina then, from a date nominated by Alumina, Alumina or its acquirer will be entitled to buy, subject to its 40% ownership cap:

—	its net short position (calculated as total consumption less total owned production per annum) of alumina at market price for its internal consumption; plus

—	up to 1Mtpa alumina off-take, (equal to approximately 7.5% of AWAC’s current total annual production) at market prices, which it may market and sell as it sees fit;

—	in all cases subject to AWAC third party customer contracts being satisfied;

•	Future bauxite off-take rights. If there is a change of control of Alumina at any time in the future then, from a date nominated by Alumina, Alumina or its acquirer will be entitled to buy, at market prices, up to its net short position of bauxite for internal consumption, subject to its 40% ownership cap;

•	Termination of exclusivity provisions and increased opportunity for development projects and expansions. Immediately on and from a change of control of Alumina or Alcoa Corporation at any time in the future, the provisions of the AWAC joint venture agreements that require an acquirer of either company to sell into AWAC or divest any of its bauxite or alumina assets, will terminate. In addition, following a change of control of Alumina or Alcoa Corporation, AWAC will no longer be the exclusive vehicle for the bauxite and alumina operations of Alumina and Alcoa Corporation– if either Alumina or Alcoa Corporation wishes to expand an existing AWAC operation, develop a new project on AWAC tenements or pursue a project outside of AWAC, it is entitled to do so on a sole basis after providing 180 days for the other party to explore joint participation in the proposed project. A partner that avails itself of such an opportunity would pay for all costs related to the project, including for AWAC resources and shared facilities used, and would be entitled to all of the project’s resulting off-take;

•	Improved alignment regarding AWAC joint venture governance. Effective on completion of Alcoa’s separation, the matters that require a super-majority vote (with an 80% voting threshold) by members of the Strategic Council will be expanded to cover acquisitions, divestitures, expansions and curtailments exceeding 2Mtpa bauxite or 0.5Mtpa alumina or which have a sale price, acquisition price, or project total capital cost of US$50m or greater; implementation of related party transactions in excess of US$50m; implementation of financial derivatives, hedges and other commodity price or interest rate protection mechanisms; and a decision to file for insolvency in respect of any AWAC company;

•	Enhanced debt funding and distribution policies. The AWAC joint venture will pay a minimum quarterly distribution of 50% of the prior quarter’s net profit of each company comprising the AWAC joint venture, instead of the current payment of an annual dividend equal to 30% of ATOI. Furthermore, any surplus cash (as defined in the Agreements) within certain of the AWAC companies will be distributed on a quarterly basis. The AWAC joint venture will also raise a limited amount of debt to fund growth projects within 12 months of it becoming permissible under Alcoa Corporation’s revolving credit line, provided that the amount of debt does not trigger a credit rating downgrade for Alcoa Corporation.